Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and the related Prospectus of The Williams Companies, Inc. for the registration of debt securities, preferred stock, common stock, purchase contracts, warrants and units and to the incorporation by reference therein of our report dated February 25, 2015, except as it relates to the change in segments and matters described in Note 1, Note 19, and Note 20 as to which the date is May 6, 2015, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in its Current Report on Form 8-K dated May 6, 2015, and our report dated February 25, 2015 with respect to the effectiveness of internal control over financial reporting of The Williams Companies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, both filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 11, 2015